Exhibit 21.1

LIST OF SUBSIDIARIES OF REGISTRANT

3565 Acquisition, LLC
FileNet BV (The Netherlands)
FileNet Canada, Inc.
FileNet Company Limited
FileNet Corporation Asia Pacific Pte. Ltd. (Singapore, China, India)
FileNet Corporation Korea
FileNet Corporation, Pty. Ltd (Australia)
FileNet France S.A.R.L.
FileNet GesmbH (Austria)
FileNet GmbH (Germany)
FileNet Hong Kong Limited
FileNet Iberia, S.L. (Spain)
FileNet Italy, S.R.L.
FileNet Japan
FileNet Limited (United Kingdom)
FileNet Nova Scotia Corporation
FileNet Poland Sp.zo.o
FileNet (Proprietary) Limited (South Africa)
FileNet Shared Services Centre Ireland Limited
FileNet Sweden AB
FileNet (Switzerland) GmbH
SPMM,Inc.
Yaletown Technologies Group, Inc. (Canada)
YTG Employee Share Purchase Corporation (Canada)